FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
THE SPORTSMAN’S GUIDE PROVIDES THIRD QUARTER GUIDANCE;
EPS TO BE ABOVE ESTIMATES, NET SALES AT HIGH END
Continued Growth in Internet-Related Sales and Strong Contribution from The Golf Warehouse
Fuel What’s Expected to Lead to Record Q3 Results
South St. Paul, Minn. (10/19/05) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported that net sales and fully diluted earnings per share for the third quarter will be higher than current average estimates and well above the levels reported one year ago. Net sales for the quarter ended September 30, 2005 are now expected to be in range of $61 to $62 million, compared with net sales of $57.0 million for the same period one year ago and current average estimates of $61 million. Fully diluted earnings per share are now expected to be in a range from $0.23 to $0.25 per share, compared to earnings per share of $0.17 for the same period one year ago and current average estimates of $0.21 per share.
     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “Our expected record third quarter results are due to increasing Internet—related sales and the strong performance and significant contribution from our golf business at TGW.”
     Binkley also noted that the recently completed quarter is the first where the results are comparable with those of the previous year given that the 2004 third quarter also included the results of The Golf Warehouse, acquired June 29, 2004.
- more -

     The Company also noted that it would be releasing the full results of the quarter and holding a conference call the week of October 31, 2005. It expects to announce the date and time of the conference call early next week.
     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company’s Web sites include www.sportsmansguide.com, www.tgw.com and www.bargainoutfitters.com.
# # #
This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs, Internet sites and offerings.